Exhibit 99.1
Westell News Release

News Release: IMMEDIATE RELEASE

For additional information, contact:

Richard Gilbert Chief Executive Officer Westell Technologies, Inc. 630.375.4128 InvestorRelations@westell.com

Westell Technologies Reports Fourth Quarter and Annual Results

•	Fourth quarter revenue for the Westell Division of $10.7 million represented the strongest quarter since March 2012

•	Revenue from custom systems integration services reached record levels, and the outlook for new products continues to improve

•	Cash and short-term investments were $115.1 million at March 31, 2013

•	The Kentrox acquisition was successfully completed on April 1, 2013
AURORA, IL, May 22, 2013 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of telecommunications equipment for wireline and wireless networks, today announced results for its fiscal fourth quarter and year ended March 31, 2013. Consolidated revenue from continuing operations was $10.7 million for the quarter and $40.0 million for the year. The net loss was $38.2 million for the quarter, equal to $0.66 per diluted share, and $44.0 million for fiscal 2013, equal to $0.73 per share.
The major contributor to the loss for the quarter and year was $36.9 million of non-cash expense recorded in the fourth quarter to fully reserve deferred tax assets and to record impairment of goodwill. Without such non-operating items, the non-GAAP net loss was $1.3 million for the quarter, equal to $0.02 per share, and a non-GAAP net loss of $6.2 million for the year, equal to $0.10 per share.

New Products Improve Outlook
“Custom systems integration -- a cornerstone for our growth strategy -- produced its best quarter ever, with revenues up more than 300% from a year ago,” said Chairman and CEO Rick Gilbert. “Some expected fourth-quarter revenue from distributed antenna system (DAS) panels was delayed. However, sales of Tower-Mounted

Amplifiers accelerated as expected, and we experienced a sharp increase in new product sales during April, putting them on track to double the strong results they posted in our third quarter. This, coupled with a great start by Kentrox, should translate into a solid first quarter.”

Consolidated Results Reflect the Wind-Down of Non-Core Business, and Non-Cash Items
Consolidated revenue from continuing operations for the fourth quarter of fiscal 2013 was $10.7 million, compared to $11.3 million in the prior-year period. The decrease reflected the planned wind-down of the Customer Networking Solutions (CNS) Division.
The consolidated net loss for the fourth quarter was $38.2 million, equal to $0.66 per share, compared to net loss of $2.4 million, equal to $0.04 per share, in the same quarter last year. The latest year's loss included a $34.0 million non-cash expense to increase valuation allowance to fully reserve deferred tax assets. It also included a $2.9 million non-cash charge for impairment of goodwill. These two charges are driven primarily by recent losses in the Westell Division. Adjusting for these charges and other items as shown in the attached financial tables, non-GAAP net loss for the fourth quarter was $1.3 million, equal to $0.02 per share, compared to a non-GAAP net loss of $0.7 million, equal to $0.01 per share, in the same quarter a year ago.
For the fiscal year, consolidated revenue from continuing operations was $40.0 million, compared to $69.7 million in the prior year. The decrease reflected the wind-down of CNS sales and lower revenues from legacy products in the Westell Division. The net loss for fiscal 2013 was $44.0 million, equal to $0.73 per share, compared to net income of $42.0 million, equal to $0.62 per share, in the prior year.
The most recent year's loss included the non-cash charges discussed above. Prior-year net income included after-tax gains of $18.8 million and $20.5 million from the CNS and ConferencePlus sale transactions, respectively. On a non-GAAP basis – excluding the effects of the items noted above, the impact of discontinued operations, and restructuring charges – the net loss for fiscal 2013 was $6.2 million, equal to $0.10 per share, compared to non-GAAP net income of $2.6 million, or $0.04 per share, in the prior year.
Westell Division Benefits from New and Traditional Product Sales
Fourth quarter revenue for the Westell Division, while unchanged from the prior-year's $10.7 million, rose 20.2% over the fiscal 2013 third quarter. Revenues from Custom Systems Integration and Tower Mounted Amplifiers were particularly strong. Gross margin was 37.6%, down slightly from last year's fourth quarter. Gross margin continues to reflect the reduced absorption of fixed costs on lower revenues, and the higher costs of producing new products during their introductory periods. Operating expenses were $7.7 million, up $3.9 million from the prior-year's quarter, reflecting the $2.9 million non-cash goodwill impairment charge, higher cost allocations, and increased costs for developing new products and supporting their sales. As a result, the division reported a fourth quarter operating loss of $3.7 million, compared to operating income of $0.3 million in the same period a year ago.
Since the CNS Division is winding down, CNS had no material revenue in the latest quarter versus $0.6 million in the same period during fiscal 2012. CNS operating expenses in the most recent period declined to $0.4 million, due to lower project expenditures following the limited product release for HomecloudTM on September 26, 2012.
Kentrox to Bolster Results in New Fiscal Year
On April 1, 2013, the Company acquired Kentrox, Inc. for $30.0 million in cash, subject to an adjustment for working capital. Kentrox is a worldwide leader in intelligent site management solutions, providing comprehensive monitoring, management and control of a broad range of equipment. Kentrox offers a suite of Remote monitoring and control devices which, when combined with its Optima management system, provide a comprehensive, bi-directional solution. The machine-to-machine (M2M) communications Kentrox provides enable service providers, tower operators, and other network operators to reduce operating costs while improving network performance. The Company expects to operate Kentrox as a separate division during fiscal year 2014.
Conference Call Information
Management will discuss financial and business results during the fourth quarter conference call on Thursday, May 23, 2013, at 9:30 AM Eastern Time. Investors may quickly register online in advance of the call at www.conferenceplus.com/westell. After registering, participants receive a dial-in number, passcode and personal identification number (PIN) to automatically place them into the audio conference. Those not wishing to register may participate by dialing 888-206-4065 no later than 9:15 AM Eastern Time, and using confirmation number 34873226. International participants may dial 630-827-5974.
This news release, and related information that may be discussed on the earnings conference call, will be posted on the Investor News section of Westell's website, at www.westell.com. An archive of the entire conference will be available on the site by approximately noon Eastern Time following the conclusion of the call. A replay may be accessed by dialing 888-843-7419 or 630-652-3042 and entering 6468550#.
About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, designs, distributes markets and services a broad range of carrier-class communications equipment. This includes digital transmission, intelligent site management, power distribution, demarcation and cell-site optimization products used by wireline and wireless telecommunications service providers, industrial customers, and systems integrators. For more information, please visit www.westell.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this release that are not historical facts, or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives of them - and other words of similar meaning - are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those expressed in or implied by these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks; need for financing and capital; economic weakness in the United States economy and telecommunications market; the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions); the impact of competitive products or technologies; competitive pricing pressures; customer product selection decisions; product cost increases; component supply shortages; new product development; excess and obsolete inventory; commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies); the ability to successfully consolidate and rationalize operations; the ability to successfully identify, acquire and integrate acquisitions; the effect of the company's accounting policies; retention of key personnel and other risks more fully described in the company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2012, under Item 1A - Risk Factors.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
Revenue	$10,664	$11,334	$40,044	$69,655
Gross profit	3,937	4,407	14,324	23,257
Gross margin	36.9%	38.9%	35.8%	33.4%
Operating expenses:
Sales & marketing	1,924	1,388	7,439	6,496
Research & development	1,811	1,862	7,326	7,727
General & administrative	2,542	1,990	9,910	7,615
Intangibles amortization	236	135	892	548
Restructuring	—	275	149	550
Goodwill impairment (1)	2,884	—	2,884	—
Total operating expenses	9,397	5,650	28,600	22,936
Operating income (loss)	(5,460)	(1,243)	(14,276)	321
Gain on CNS asset sale (2)	—	—	—	31,654
Other income (expense), net	41	130	175	331
Income (loss) before income taxes and discontinued operations	(5,419)	(1,113)	(14,101)	32,306
Income taxes (3)	(32,823)	(1,725)	(29,392)	(12,875)
Net income (loss) from continuing operations	(38,242)	(2,838)	(43,493)	19,431
Income (loss) from discontinued operations, net of income tax (4)	84	390	(545)	22,551
Net income (loss)	$(38,158)	$(2,448)	$(44,038)	$41,982
Basic net income (loss) per share:
Basic net income (loss) from continuing operations	$(0.66)	$(0.04)	$(0.73)	$0.29
Basic net income (loss) from discontinued operations	—	0.01	(0.01)	0.34
Net income (loss) *	$(0.66)	$(0.04)	$(0.73)	$0.63
Diluted net income (loss) per share:
Diluted net income (loss) from continuing operations	$(0.66)	$(0.04)	$(0.73)	$0.29
Diluted net income (loss) from discontinued operations	—	0.01	(0.01)	0.33
Net income (loss) *	$(0.66)	$(0.04)	$(0.73)	$0.62
Weighted-average number of shares outstanding:
Basic	58,154	64,397	59,944	66,657
Diluted	58,154	64,397	59,944	67,979

 *Per share amounts may not sum to totals because of rounding.

(1)
The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal 2013 to record the impairment of the full carrying value of the Company's goodwill. Based on financial market considerations, a history of recent losses and other factors, the Company's goodwill did not pass a two-step goodwill impairment valuation test, resulting in the impairment charge.

(2)	The Company sold certain assets and transferred certain liabilities of the CNS segment to NETGEAR, Inc. on April 15, 2011.

(3)
In fiscal year 2013, the Company considered both the positive and negative evidence available to assess its ability to realize the value of its deferred tax assets. The Company considered negative factors, which include recent losses and a forecasted cumulative loss position, as well as positive evidence consisting primarily of projected future earnings. The Company concluded that the negative evidence outweighed the objectively verifiable positive evidence. As a consequence, the Company increased the valuation allowance reserve and tax expense by $34.0 million. This reserve, taken together with the tax contingency reserve, has the effect of reserving in full all of the Company's deferred tax assets as of March 31, 2013.

(4)
The Company sold ConferencePlus on December 31, 2011. The 12 months ended March 31, 2012, included a $20.5 million after-tax gain. In the 12 months ended March 31, 2013, the Company recorded an after-tax charge of $0.8 million for an indemnification claim related to the ConferencePlus sale transaction and an unrelated tax benefit of $0.3 million that resulted from finalizing income tax filings related to the sale.

Westell Technologies, Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	March 31, 2013	March 31, 2012
Assets:
Cash and cash equivalents	$88,233	$120,832
Restricted cash	2,500	7,451
Short-term investments	24,349	14,455
Accounts receivable, net	6,689	5,710
Inventories	12,223	9,906
Prepaid expenses and other current assets	1,804	1,456
Deferred income tax asset	—	1,859
Total current assets	135,798	161,669
Property and equipment, net	1,081	1,197
Goodwill	—	801
Intangibles, net	5,063	2,728
Deferred income tax asset	2,735	30,740
Other assets	495	291
Total assets	$145,172	$197,426
Liabilities and Stockholders’ Equity:
Accounts payable	$4,126	$3,142
Accrued expenses	3,953	3,328
Total current liabilities	8,079	6,470
Tax contingency reserve long-term	2,768	3,483
Contingent consideration long-term	2,333	—
Other long-term liabilities	915	1,109
Total liabilities	14,095	11,062
Total stockholders’ equity	131,077	186,364
Total liabilities and stockholders’ equity	$145,172	$197,426

Westell Technologies, Inc.
Condensed Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(44,038)	$41,982
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,381	2,053
Goodwill impairment	2,884	—
Stock-based compensation	1,407	1,205
Gain on CNS asset sale	—	(31,654)
Gain on sale of ConferencePlus, net of tax	—	(20,489)
Restructuring	149	1,217
Deferred taxes	29,865	12,438
Other	(8)	(290)
Changes in assets and liabilities:
Accounts receivable	(979)	12,396
Inventory	(2,002)	1,852
Accounts payable and accrued liabilities	(183)	(26,739)
Other	(601)	1,073
Net cash provided by (used in) operating activities	(12,125)	(4,956)
Cash flows from investing activities:
Net purchases of short-term investments and debt securities	(9,894)	(13,965)
Proceeds from CNS asset sale	—	36,729
Proceeds from the sale of ConferencePlus, net of cash transferred	—	40,331
Payment for business acquisition	(2,524)	—
Purchases of property and equipment, net	(379)	(819)
Proceeds from sale of assets	15	325
Changes in restricted cash	4,951	(7,451)
Net cash provided by (used in) investing activities	(7,831)	55,150
Cash flows from financing activities:
Purchase of treasury stock	(12,733)	(17,385)
Excess tax benefits from stock-based compensation	—	145
Proceeds from stock options exercised	87	1,684
Repurchase of subsidiary stock options	—	(117)
Net cash provided by (used in) financing activities	(12,646)	(15,673)
Effect of exchange rate changes on cash	3	(97)
Net increase (decrease) in cash	(32,599)	34,424
Cash and cash equivalents, beginning of period	120,832	86,408
Cash and cash equivalents, end of period	$88,233	$120,832

Westell Technologies, Inc.
Segment Statement of Operations
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2013
	Westell	CNS	Unallocated	Total
Revenue	$10,663	$1	$—	$10,664
Gross profit	4,013	(76)	—	3,937
Gross margin	37.6%	nm		36.9%
Operating expenses:
Sales & marketing	1,924	—	—	1,924
Research & development	1,509	302	—	1,811
General & administrative	1,169	69	1,304	2,542
Intangibles amortization	235	1	—	236
Restructuring	—	—	—	—
Goodwill impairment	2,884	—	—	2,884
Total operating expenses (1)	7,721	372	1,304	9,397
Operating income (loss)	$(3,708)	$(448)	(1,304)	(5,460)
Other income			41	41
Income (loss) before income taxes before discontinued operations			(1,263)	(5,419)
Income taxes			(32,823)	(32,823)
Net income (loss) from continuing operations			$(34,086)	$(38,242)

	Three Months Ended March 31, 2012
	Westell	CNS	Unallocated	Total
Revenue	$10,709	$625	$—	$11,334
Gross profit	4,182	225	—	4,407
Gross margin	39.1%	36.0%		38.9%
Operating expenses:
Sales & marketing	1,376	12	—	1,388
Research & development	1,288	574	—	1,862
General & administrative	763	225	1,002	1,990
Intangibles amortization	134	1	—	135
Restructuring	275	—	—	275
Total operating expenses (2)	3,836	812	1,002	5,650
Operating income (loss)	$346	$(587)	(1,002)	(1,243)
Gain on CNS asset sale			—	—
Other income			130	130
Income (loss) before income taxes before discontinued operations			(872)	(1,113)
Income taxes			(1,725)	(1,725)
Net income (loss) from continuing operations			$(2,597)	$(2,838)

(1)	Includes $0.4 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.

(2)	Includes $0.3 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.

Westell Technologies, Inc.
Segment Statement of Operations
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended March 31, 2013
	Westell	CNS	Unallocated	Total
Revenue	$38,808	$1,236	$—	$40,044
Gross profit	13,325	999	—	14,324
Gross margin	34.3%	80.8%		35.8%
Operating expenses:
Sales & marketing	7,492	(53)	—	7,439
Research & development	5,725	1,601	—	7,326
General & administrative	4,401	600	4,909	9,910
Intangibles amortization	887	5	—	892
Restructuring	149	—	—	149
Goodwill impairment	2,884	—	—	2,884
Total operating expenses (1)	21,538	2,153	4,909	28,600
Operating income (loss)	$(8,213)	$(1,154)	(4,909)	(14,276)
Other income			175	175
Income (loss) before income taxes before discontinued operations			(4,734)	(14,101)
Income taxes			(29,392)	(29,392)
Net income (loss) from continuing operations			$(34,126)	$(43,493)

	Twelve Months Ended March 31, 2012
	Westell	CNS	Unallocated	Total
Revenue	$43,629	$26,026	$—	$69,655
Gross profit	17,272	5,985	—	23,257
Gross margin	39.6%	23.0%		33.4%
Operating expenses:
Sales & marketing	5,573	923	—	6,496
Research & development	5,117	2,610	—	7,727
General & administrative	2,834	976	3,805	7,615
Intangibles amortization	544	4	—	548
Restructuring	275	275	—	550
Total operating expenses (2)	14,343	4,788	3,805	22,936
Operating income (loss)	$2,929	$1,197	(3,805)	321
Gain on CNS asset sale			31,654	31,654
Other income			331	331
Income (loss) before income taxes before discontinued operations			28,180	32,306
Income taxes			(12,875)	(12,875)
Net income (loss) from continuing operations			$15,305	$19,431

(1)	Includes $1.4 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.

(2)	Includes $1.0 million and $0.1 million of depreciation and amortization expense from the Westell and CNS segments, respectively.

Westell Technologies, Inc.
Reconciliation of GAAP to non-GAAP Financial Measures
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
GAAP net income (loss)	$(38,158)	$(2,448)	$(44,038)	$41,982
Adjustments:
CNS asset sale, net of tax (1)	—	201	316	(18,763)
Restructuring related to Noran Tel, net of tax	—	168	91	168
Income taxes (2)	34,032	1,726	34,032	1,726
Goodwill impairment (3)	2,884	—	2,884	—
(Income) loss from discontinued operations, net of income tax (4)	(84)	(390)	545	(22,551)
Total adjustments	36,832	1,705	37,868	(39,420)
Non-GAAP net income (loss)	$(1,326)	$(743)	$(6,170)	$2,562
GAAP net income (loss) per common share:
Basic	$(0.66)	$(0.04)	$(0.73)	$0.63
Diluted	$(0.66)	$(0.04)	$(0.73)	$0.62
Non-GAAP net income (loss) per common share:
Basic	$(0.02)	$(0.01)	$(0.10)	$0.04
Diluted	$(0.02)	$(0.01)	$(0.10)	$0.04
Average number of common shares outstanding:
Basic	58,154	64,397	59,944	66,657
Diluted	58,154	64,397	59,944	67,979

The Company conforms to U.S. Generally Accepted Accounting Principles (GAAP) in the preparation of its financial statements. This schedule reconciles the company's GAAP net income to adjusted net income on a non-GAAP basis. Management believes that these non-GAAP results provide meaningful supplemental information to investors, indicate the Company's core performance, and facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. Non-GAAP measures should not be viewed as a substitute for the Company's GAAP results.

(1)
On April 15, 2011, the Company sold certain assets and transferred certain liabilities of the CNS segment. The adjustments remove the gain on the sale, costs associated with the transaction, and related income tax effects. Fiscal year 2013 amounts reflect the costs to resolve a dispute related to the CNS sale.

(2)	Adjustment removes tax effects of changes in valuation allowance reserves.

(3)	The Company recorded a non-cash charge of $2.9 million during the fourth quarter of fiscal 2013 to record the impairment of the full carrying value of the Company's goodwill.

(4)
On December 31, 2011, the ConferencePlus Division was sold. In the 12 months ended March 31, 2013, the Company recorded an after-tax charge of $0.8 million for an indemnification claim related to the ConferencePlus sale transaction, and an unrelated tax benefit of $0.3 million that resulted from finalizing income tax filings related to the sale. Historical results of operations of ConferencePlus are presented as discontinued operations.